Exhibit 99

External Release

Contact:	Marie Remboulis: 248.354.9809 Paula Silver: 248.354.4530

FOR IMMEDIATE RELEASE

Robert S. Miller, Jr., is Named Interim CEO of Federal-Mogul

Southfield, Michigan, July 22, 2004 . . . Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today announced the appointment of Robert S. (Steve) Miller, Jr., to interim Chief Executive Officer, pending the appointment of a new CEO. Miller is currently non-executive chairman of Federal-Mogul’s board of directors.

Miller replaces Charles G. (Chip) McClure, who resigned from the Company. McClure, 50, was named chief executive officer and president of Federal-Mogul in July 2003 after serving two years as president and chief operating officer.

Miller, 62, has been a member of Federal-Mogul’s board since 1993 and served as non-executive chairman of the board from January 11, 2001 to October 1, 2001. Miller twice previously served in a transitional role as chief executive officer of Federal-Mogul in 1996, and again in 2000. The board, when electing Miller as non-executive chairman, referred to his experience in leading a number of companies through the bankruptcy process. Miller’s leadership and expertise in financial restructuring will be an asset to Federal-Mogul as the Company prepares to emerge from Chapter 11.

Most recently, Miller was chairman and chief executive officer of Bethlehem Steel Corporation. He currently serves on the board of directors for UAL (United Airlines), Waste Management, Inc., Pope & Talbot, Inc., Symantec Corporation and RJ Reynolds Tobacco Holdings.

Miller has more than 25 years of experience in the automotive industry, beginning with Ford Motor Company where he served in various financial management positions in the United States, Mexico, Australia and Venezuela.

He was vice chairman of the board of Chrysler Corporation and executive vice president and chief financial officer of Chrysler from 1981 until 1992.

“I look forward to leading Federal-Mogul as we prepare to emerge from Chapter 11,” Miller said. “We will maintain our focus on improving our financial and operating performance while creating value for our customers and strengthening our position as a leading supplier to the global automotive industry.”

McClure expressed mixed emotions about leaving the company he has helped shepherd through the bankruptcy process. “It is unfortunate that I will not be with the Company as it prepares to emerge from Chapter 11. It is an exciting time in Federal-Mogul’s history and I wish it all the best,” said McClure, who will replace retiring Larry Yost as chairman, chief executive officer and president of ArvinMeritor, Inc.

About Federal-Mogul

Federal-Mogul is a leading global supplier offering the most comprehensive portfolio of quality products, trusted brands and creative solutions to the automotive and other industries. The Company utilizes its engineering and materials expertise, proprietary and innovative technology, manufacturing skill, distribution flexibility and marketing power to create value for its stakeholders and exceed customers’ expectations. The Company’s principal customers include many of the world’s foremost original equipment manufacturers of vehicles and industrial products, and aftermarket retailers and wholesalers.

Headquartered in Southfield, Michigan, Federal-Mogul’s rich heritage began in Detroit in 1899. Today, Federal-Mogul employs more than 45,000 people in 29 countries. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the company’s Web site at http://www.federal-mogul.com.